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                                                                      Exhibit 15



                               LOCK-UP AGREEMENT


DIGITAL GENERATION SYSTEMS, INC.
875 Battery Street
San Francisco, California


Ladies and Gentlemen:

          The undersigned, Scott K. Ginsburg, is a holder of securities of Digital Generation Systems, Inc., a corporation organized and existing under the laws of the State of California (the "Company"), and wishes to facilitate the merger of SG Nevada Merger Sub Inc., a wholly-owned subsidiary of the Company ("Merger Sub"), with and into StarGuide Digital Networks, Inc., a corporation organized and existing under the laws of the State of Nevada ("StarGuide"), pursuant to that certain Agreement and Plan of Merger by and among the Company, StarGuide, and Merger Sub dated as of July 7, 2000 (the "Agreement" and such merger, the "Merger"). The undersigned recognizes that the Merger will be of benefit to the undersigned. The agreements set forth in this lock-up agreement are being executed and delivered by the undersigned pursuant to Section 6.16 of the Agreement.

          In consideration of the foregoing and in order to induce StarGuide and the Company to effect the Merger, the undersigned hereby agrees (such agreement, the "Lock-Up"), for the benefit of the Company and StarGuide, that during the period beginning the date hereof and continuing to and including the date one hundred eighty (180) days after the Effective Time (as defined in the Agreement) (the "Lock-Up Period"), the undersigned will not, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, pledge, make any short sale or maintain any short position, establish or maintain an open "put equivalent position" (within the meaning of Rule 16-a-1(h) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), enter into any swap, derivative transaction or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of Company's outstanding securities (the "Common Stock") (whether any such transaction is to be settled by delivery of Common Stock, other securities, cash or other consideration) or otherwise dispose (or publicly announce the undersigned's intention to do any of the foregoing) of, directly or indirectly, any Common Stock, or other capital stock of the Company or any securities convertible into, exercisable for or exchangeable for Common Stock, or other capital stock of the Company that the undersigned currently beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, or may beneficially own, directly or indirectly in the future (collectively, the "Lock-Up Shares").

          The undersigned acknowledges that agreements substantially the same as the Lock-Up are being executed and delivered by certain other holders of securities of the Company, as provided in the Agreement (such agreements, together with the Lock-Up, the "Shareholder Lock-Ups" and each, a "Shareholder Lock-Up"). The undersigned agrees that the Lock-Up is subject to the following conditions: (i) there will be no waiver of any term or condition of any Shareholder Lock-Up unless a majority of the Board of Directors of the Company shall have voted in favor of such waiver; and (ii) in the event that a waiver is obtained as to any term or
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condition of any Shareholder Lock-Up pursuant to (i) above, then such term or condition that has been so waived will automatically be waived for each Person who has executed and delivered a Shareholder Lock-Up pursuant to Section 6.16 of the Agreement.

          During the Lock-Up Period, the Lock-Up Shares held by the undersigned will be subject to the Lock-Up in accordance with the following schedule:

               (1) Until 60 days from the Effective Time, 100% of such Lock-Up Shares are subject to the Lock-Up;

               (2) From 60 days from the Effective Time until 90 days from the Effective Time, 85% of such Lock-Up Shares are subject to the Lock-Up;

               (3) From 90 days from the Effective Time until 120 days from the Effective Time, 70% of such Lock-Up Shares are subject to the Lock-Up;

               (4) From 120 days from the Effective Time until 150 days from the Effective Time, 50% of such Lock-Up Shares are subject to the Lock-Up;

               (5) From 150 days from the Effective Time until 180 days from the Effective Time, 25% of such Lock-Up Shares are subject to the Lock-Up.

          The undersigned further: (i) authorizes the Company during the Lock-Up Period to cause the transfer agent to decline to transfer and/or to note stop transfer restrictions on the transfer books and records of the Company with respect to any Common Stock and any securities convertible into exercisable or exchangeable for Common Stock for which the undersigned is the record holder and, in the case of any such share or securities for which the undersigned is the beneficial but not the record holder, agrees to cause the record holder to cause the transfer agent to decline to transfer and/or to note stop transfer restrictions on such books and records with respect to such shares or securities; (ii) agrees, from the date hereof until the end of the Lock-Up Period, that the undersigned will not exercise and will waive his, her or its rights, if any, to require the Company to register its Common Stock and to receive notice thereof; and (iii) represents and warrants that the undersigned has full power and authority to enter into the agreements set forth herein, and that, upon request, the undersigned will execute any additional documents necessary in connection with enforcement hereof. Any obligations of the undersigned shall be binding upon the successors and assigns of the undersigned.

                                          Very truly yours,


                                           /s/ Scott K. Ginsburg
                                          _________________________________

                                          dated this 7th day of July, 2000.